Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the YieldQuest Funds Trust and to the use of our report dated December 20, 2011 on the financial statements and financial highlights of YieldQuest Total Return Bond Fund, a series of YieldQuest Funds Trust. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 22, 2012